Exhibit 10.30

ACCELERATION AGREEMENT

This Acceleration Agreement (the “Agreement”) is entered into as of _______, 2005 (the “Effective Date”), by and between _______ (the “Optionee”) and ESS Technology, Inc., a California corporation (the “Company”).

1.	Definitions. The following definitions shall apply for all purposes under this Agreement:

     (a) Cause. “Cause” means the determination by the Company’s Board of Directors of any of the following: (i) the Optionee’s willful failure to perform substantially his or her duties and responsibilities to the Company; (ii) the Optionee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused, or is reasonably expected to result in, injury to the Company; (iii) the Optionee’s commission of, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state; (iv) the Optionee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Optionee owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (v) the Optionee’s material breach of any or his or her obligations under any written agreement or covenant with the Company.

     (b) Change in Control. “Change in Control” means:

            (i) the occurrence of any of the events described in Section 18.1 of the 1995 Plan for Covered Options granted thereunder; or

            (ii) a “Change of Control” as defined in Section 2(f) of the 1997 Plan for Covered Options granted thereunder.

     (c) Covered Option. “Covered Option” means any stock option granted to the Optionee pursuant to one of the Covered Plans, whether such stock option was granted before, on, or after the Effective Date.

     (d) Covered Plans. “Covered Plans” means the 1995 Equity Incentive Plan (as amended and restated January 25, 2003) (the “1995 Plan”) or the ESS Technology, Inc. 1997 Equity Incentive Plan (as amended and restated April 26, 2003) (the “1997 Plan”).

     (e) Good Reason. “Good Reason” means any one or more of the following, without the Optionee’s prior written consent: (i) a change in the Optionee’s position such that he or she is not a corporate officer of the Company or the assignment to the Optionee of any duties or responsibilities which are substantially inconsistent with Optionee’s duties and responsibilities to the Company on the Effective Date; (ii) the relocation of the principal place of the Optionee’s service to a location that is more than 50 miles from the Optionee’s principal place of service on the Effective Date, or the imposition of travel requirements that are substantially more demanding than the travel requirements existing on the Effective Date; (iii) any failure by the Company to pay, or any material reduction by the Company of the Optionee’s base salary or bonus compensation (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Optionee); (iv) any failure by the Company to provide the Optionee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any other employee who holds a comparable position with the Company, in any benefit or compensation plans and programs or other fringe benefits (or their equivalent) from time to time in effect for the benefit of any other employee who holds a comparable position with the Company; or (v) the refusal of any successor or assign of the Company to assume this Agreement.

     (f) Involuntary Termination. “Involuntary Termination” means (i) the Optionee’s service is terminated by the Company without Cause or (ii) the Optionee’s resignation for Good Reason.

2.	Benefits.

     (a) Change in Control.

            (i) Notwithstanding anything to the contrary in the Covered Plans or applicable stock option agreements, in the event of the Optionee’s Involuntary Termination within 2 months before a Change in Control, the vesting schedule for all Covered Options that are outstanding as of such Change in Control shall be accelerated to provide that all such Covered Options shall be immediately vested upon the effective date of such Change in Control and exercisable in full.

            (ii) Notwithstanding anything to the contrary in the Covered Plans or applicable stock option agreements, the vesting schedule for all Covered Options that are outstanding as of the effective date of a Change in Control shall be accelerated to provide that 50% of the unvested shares subject to such Covered Options (determined as of the effective date of the Change in Control) shall vest immediately upon the effective date of such Change in Control and become exercisable. For purposes of the foregoing provision, the unvested shares subject to acceleration shall be determined pro rata such that 50% of the shares that would have otherwise vested on each vesting date absent a Change in Control shall vest immediately upon the effective date of such Change in Control (e.g., if prior to a Change in Control 50 shares vest on each monthly anniversary of the option grant date and 2 years remain on the vesting schedule, then after a Change in Control 25 shares will vest on each monthly anniversary of the option grant date for the 2 years remaining on the vesting schedule). Further, in the event of the Optionee’s Involuntary Termination within 12 months after a Change in Control, the balance of the unvested shares subject to the Covered Options shall vest immediately upon Optionee’s Involuntary Termination and become exercisable in full.

     (b) Death. Notwithstanding Section 2(a) of this Agreement or anything to the contrary in the Covered Plans or applicable stock option agreements, in the event of the Optionee’s death at any time on or after the Effective Date, the vesting schedule for all Covered Options that are outstanding as of the Optionee’s death shall be accelerated to provide that all such Covered Options shall be immediately vested and exercisable in full.

     (c) Conditions. All benefits provided under this Section 2 are conditioned on (i) the Optionee’s continuing compliance with this Agreement, any employment agreement and the Company’s policies and by-laws, and (ii) the Optionee’s execution of a general release of all claims in a form prescribed by the Company.

     (d) Excise Taxes. In the event that any benefit received by Optionee pursuant to this Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), then Optionee shall be entitled to either the full amount of the benefits or such lesser amount that would result in no portion of the benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by Optionee, on an after-tax basis, of the greater benefit. Unless the Company and Optionee agree otherwise in writing, any calculation required under this Section 2(d) shall be made in writing by independent public accountants agreed to by the Company and Optionee, whose calculation shall be conclusive and binding upon the Company and Optionee for all purposes. The Company and Optionee shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 2(d). All fees and expenses of the accounting firm shall be borne solely by the Company.

3.	Successors.

     (a) Company’s Successors. Any successor to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), shall be obligated to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.

     (b) Optionee’s Successors. This Agreement and all rights of the Optionee hereunder shall inure to the benefit of, and be enforceable by, the Optionee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4.	Miscellaneous Provisions.

     (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Optionee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

     (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Optionee and by an authorized officer of the Company (other than the Optionee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) Whole Agreement. This Agreement contains all the legally binding understandings and agreements between Optionee and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. Any and all stock option agreements regarding the Covered Options are hereby modified and amended as necessary to comport with this Agreement. To the extent that any such stock option agreement is inconsistent with this Agreement or conflicts with this Agreement, then the terms of this Agreement shall control.

     (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

     (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (f) No Assignment. The rights of the Optionee to benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

     (g) Retention Rights. This Agreement does not give the Optionee the right to be retained by the Company in any capacity. The Company reserves the right to terminate Optionee’s engagement at any time and for any reason.

5.  Term of Agreement. This Agreement shall continue in effect until the Company shall have given the Optionee written notice of cancellation. This Agreement shall terminate automatically in the event the Optionee ceases to provide services to Company prior to a Change in Control or Optionee’s death. Notwithstanding the foregoing, this Agreement shall remain effective in the event of Optionee’s Involuntary Termination within 2 months before a Change in Control.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Optionee _________________________________________________ Company _________________________________________________
By:
As Its: